UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	May 31, 2011

DARLING INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-13323	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS 75038
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:	(972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Raw Material Supply Agreement

On May 31, 2011, Darling International Inc. (the “Company”) entered into a Raw Material Supply Agreement (the “Raw Material Supply Agreement”) with Diamond Green Diesel LLC (“Opco”), a wholly-owned subsidiary of Diamond Green Diesel Holdings LLC (the “Joint Venture”), which is a joint venture previously formed by a wholly-owned subsidiary of the Company and a wholly-owned subsidiary of Valero Energy Corporation (“Valero”) for the design, engineering and construction of a renewable diesel plant (the “Facility”) to be located adjacent to Valero’s refinery in Norco, Louisiana, and the subsequent ownership and operation of the Facility.

Pursuant to the Raw Material Supply Agreement, the Company will offer to supply to Opco certain animal fats and used cooking oils at market prices, up to (i) Opco’s full operational requirement of feedstock (“Raw Material”) necessary to produce up to 10,000 barrels per day of renewable diesel (the “Company Offering”) so long as the Company owns 20% or more of the Joint Venture, (ii) 75% of the Company Offering so long as the Company owns at least 10% but less than 20% of the Joint Venture or (iii) 50% of the Company Offering so long as the Company owns less than 10% of the Joint Venture.

The initial term of the Raw Material Supply Agreement will be 20 years and will automatically renew for a period of five years on an evergreen basis unless terminated by either party upon 365 days written notice prior to the end of the then-current term.  The Raw Material Supply Agreement may be terminated by (i) mutual written consent of the Company and Opco, (ii) Darling if it ceases to own at least 10% of the Joint Venture, (iii) either party if the other party materially defaults in any material covenant and such default continues for 30 business days, (iv) either party if the other party becomes bankrupt, (v) Opco if the Company consistently fails to provide timely shipment at the quality requested for a period of six months after completion of a performance review or (vi) either party if the other party is rendered unable to perform for a period of 30 days due to the occurrence of a force majeure event and does not resume performance prior to the expiration of the estimated duration of such event, such duration not to exceed 365 days.

Failure of Opco to make payment in accordance with the terms of the Raw Material Supply Agreement will constitute a material breach and will allow the Company to (i) immediately suspend shipment of any outstanding sales order until the breach is cured or advance payment or other reasonable security is provided and (ii) terminate the Raw Material Supply Agreement subject to a 30-day cure period.  Failure of the Company to offer to provide Raw Material (other than periodic, de minimis failures to supply Raw Material) will constitute a material breach of the Raw Material Supply Agreement.

Equity Commitment

On May 31, 2011, the Joint Venture and Opco entered into (i) a facility agreement (the “Facility Agreement”) with Diamond Alternative Energy, LLC, a wholly-owned subsidiary of Valero (the “Lender”), and (ii) a loan agreement (the “Loan Agreement”) with the Lender, which will provide the Joint Venture with a 14 year multiple advance term loan facility of approximately $221,300,000 (the “JV Loan”), to support the design, engineering and construction of the Facility.  In connection with the Facility Agreement and the Loan Agreement, the Joint Venture has terminated discussions with the U.S. Department of Energy (“DOE”) regarding the DOE’s offer to the Joint Venture of a conditional commitment to issue a loan guarantee under the Energy Policy Act of 2005.  The Facility Agreement and the Loan Agreement prohibit the Lender from assigning all or any portion of the Facility Agreement or the Loan Agreement to unaffiliated third parties.  Opco has also pledged substantially all of its assets to the Lender, and the Joint Venture has pledged all of Opco’s equity interests to the Lender, until the JV Loan has been paid in full and the JV Loan has terminated accordance with its terms.

Pursuant to sponsor support agreements executed in connection with the Facility Agreement and the Loan Agreement, each of the Company and Valero are committed to contributing approximately $93.2 million of the estimated aggregate costs of approximately $407.7 million for the completion of the Facility.  The Company is also required to pay for 50% of any cost overruns incurred in connection with the construction of the Facility.  The ultimate cost of the Joint Venture to the Company cannot be determined until, among other things, further detailed engineering reports and studies have been completed.

The summary set forth above is not intended to be complete and is qualified in its entirety by reference to the full text of the Sponsor Support Agreement, dated as of May 31, 2011, by and between the Company, Opco and the Lender, attached hereto as Exhibit 10.1.

Item 8.01        Other Events.

A copy of the press release announcing entry into the Facility Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Sponsor Support Agreement, dated as of May 31, 2011, by and between Darling International Inc., Diamond Green Diesel LLC and Diamond Alternative Energy, LLC.

99.1	Press Release dated May 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INTERNATIONAL INC.

Date: May 31, 2011	By:	/s/ John F. Sterling
		Name:	John F. Sterling
		Title:	Executive Vice President and General Counsel

EXHIBIT LIST

10.1	Sponsor Support Agreement, dated as of May 31, 2011, by and between Darling International Inc., Diamond Green Diesel LLC and Diamond Alternative Energy, LLC.

99.1	Press Release dated May 31, 2011.

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